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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Selfix, Inc.
     Chicago, IL, U.S.A.

Shutters, Inc.
  Hebron, IL, U.S.A.

Tamor Corporation
     Leominster, MA, U.S.A.

Seymour Housewares Corporation
     Seymour, IN, U.S.A.